Exhibit 99.1

AcelRx Pharmaceuticals Reports First Quarter 2019 Financial Results

REDWOOD CITY, Calif., May 8, 2019 – AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), (AcelRx), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings, today reported its first quarter 2019 financial results.

“I am very pleased with the progress made in the first five weeks of the DSUVIA™ launch. Shifting the paradigm in healthcare facilities to a new, non-invasive treatment option for acute pain will take time; however, from my time in the field, I have seen first-hand the enthusiasm that healthcare professionals have for DSUVIA,” said Vince Angotti, Chief Executive Officer of AcelRx. “In addition to our planned hospital formulary approvals, we are excited that AcelRx has already become an approved vendor for a large ambulatory surgical center network with over 300 locations across the U.S., providing further evidence that DSUVIA’s unique characteristics are meaningful to healthcare providers,” continued Angotti.

First Quarter and Recent Highlights

●	Launched DSUVIA in the second-half of February 2019 using 15 hospital account managers, with DSUVIA available for sale for five weeks in the first quarter of 2019

●	Successfully completed or scheduled 46 hospital formulary reviews by mid-year, on track for 125 approvals by year-end

●

In addition to hospital formularies, AcelRx became an approved vendor for an ambulatory surgical center network with over 300 locations across the U.S., making DSUVIA available beyond the hospital setting

●	Pooled safety data from 804 patients was published in Pain Management demonstrating sufentanil sublingual tablets are well-tolerated in a wide variety of postoperative and emergency room patients

Financial Information

●	Cash, cash equivalents and short-term investments balance of $90.2 million as of March 31, 2019;

●

Combined R&D and SG&A expenses for the first quarter of 2019 totaled $11.4 million compared to $7.5 million for the first quarter of 2018. Excluding stock-based compensation expense, these amounts were $10.3 million for the first quarter of 2019 compared to $6.5 million for the first quarter of 2018. The increase in R&D and SG&A expenses is primarily due to increased personnel-related expenses for the commercial launch of DSUVIA. See the “Reconciliation of Non-GAAP Financial Measures” table below for a reconciliation of the non-GAAP operating expenses described above to their related GAAP measures;

●	Net cash outflow for the first quarter of 2019 was $15.5 million which included $2.3 million in debt service; and

●	For the first quarter of 2019, net loss was $13.7 million, or $0.17 per basic and diluted share, compared to $11.6 million, or $0.23 per basic and diluted share, for the first quarter of 2018.

2019 Guidance

AcelRx remains on track to achieve 125 hospital formulary approvals by the end of 2019.  The acceleration of the second phase of hiring 25 additional hospital account managers to the beginning of the third quarter from the fourth quarter also remains as planned.  Quarterly combined R&D and SG&A expense for the remaining quarters of 2019 is expected to remain in the range of $15 million to $18 million, which includes approximately $2 million of non-cash stock-based compensation per quarter.

2019 financial guidance is based on the Company’s current expectations and are forward-looking statements.  Actual results could differ materially depending on market conditions and the factors set forth under the safe harbor statements below.

Webcast and Conference Call Information

As previously announced, AcelRx will host a live webcast Wednesday, May 8, 2019 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these financial results and provide other corporate updates. The webcast is accessible by visiting the Investors page of the company's website at www.acelrx.com and clicking on the webcast link. The webcast will be accompanied by a slide presentation. Investors who wish to participate in the conference call may do so by dialing (888) 317-6003 for domestic callers or (412) 317-6061 for international callers, passcode 5289662. A webcast replay will be available on the AcelRx website for 90 days following the call by visiting the Investor page of the company's website at www.acelrx.com.

About DSUVIA (sufentanil sublingual tablet), 30 mcg
DSUVIA™, known as DZUVEO™ in Europe, approved by the FDA in November 2018, is indicated for use in adults in a certified medically supervised healthcare setting, such as hospitals, surgical centers, and emergency departments, for the management of acute pain in adult patients severe enough to require an opioid analgesic, and for which alternative treatments are inadequate. DSUVIA was designed to provide rapid analgesia via a non-invasive route and to eliminate dosing errors associated with IV administration. DSUVIA is a single-strength solid dosage form administered sublingually via a single-dose applicator (SDA) by healthcare professionals. Sufentanil is an opioid analgesic currently marketed for intravenous (IV) and epidural anesthesia and analgesia. The sufentanil pharmacokinetic profile when delivered sublingually avoids the high peak plasma levels and short duration of action observed with IV administration. The European Medicines Agency (EMA) approved DZUVEO for marketing in Europe in June 2018 and the Company is currently in discussions with potential European marketing partners.

For more information, please visit www.DSUVIA.com.

About AcelRx Pharmaceuticals, Inc.
AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical Company focused on the development and commercialization of innovative therapies for use in medically supervised settings.  AcelRx's proprietary, non-invasive sublingual formulation technology delivers sufentanil with consistent pharmacokinetic profiles. The Company has one approved product in the U.S., DSUVIA™ (sufentanil sublingual tablet, 30 mcg), known as DZUVEO™ in Europe, indicated for the management of acute pain severe enough to require an opioid analgesic for adult patients in certified medically supervised healthcare settings, and one product candidate, Zalviso® (sufentanil sublingual tablet system, SST system, 15 mcg), an investigational product in the U.S., is being developed as an innovatively designed patient-controlled analgesia (PCA) system for reduction of moderate-to-severe acute pain in medically supervised settings. DZUVEO and Zalviso are both approved products in Europe.

For additional information about AcelRx, please visit www.acelrx.com.

Non-GAAP Financial Measures
To supplement AcelRx's financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures in this press release, in particular, excluding stock-based compensation expense from its operating expenses. The Company believes that this non-GAAP financial measure provides useful supplementary information to, and facilitates additional analysis by, investors and analysts. In particular, the Company believes that this non-GAAP financial measure, when considered together with the Company's financial information prepared in accordance with GAAP, can enhance investors' and analysts' ability to meaningfully compare the Company's results from period to period and to its forward-looking guidance. In addition, this type of non-GAAP financial measure is regularly used by investors and analysts to model and track the Company's financial performance. AcelRx's management also regularly uses this non-GAAP financial measure internally to understand, manage and evaluate the Company's business and to make operating decisions. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with AcelRx's consolidated financial statements prepared in accordance with GAAP. The non-GAAP financial measures in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to anticipated commercial growth of, and market demand for, DSUVIA in the United States, and 2019 guidance regarding potential acceleration of sales force growth, formulary approvals, quarterly operating expenses and stock-based compensation expense. These and any other forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied by such statements. Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, those described in the Company’s annual, quarterly and current reports (i.e., Form 10-K, Form 10-Q and Form 8-K) as filed or furnished with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date such statements were first made. To the degree financial information is included in this press release, it is in summary form only and must be considered in the context of the full details provided in the Company’s most recent annual, quarterly or current report as filed or furnished with the SEC. The Company’s SEC reports are available at www.acelrx.com under the “Investors” tab. Except to the extent required by law, the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Media Contacts:	Investor Contacts:
Theresa Dolge, Evoke	Raffi Asadorian, CFO, AcelRx
215-928-2748	investors@acelrx.com
theresa.dolge@evokegroup.com

Jessica Ross, Evoke	Brian Korb, Solebury Trout
215-928-2346	646-378-2923
jessica.ross@evokegroup.com	investors@acelrx.com

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Selected Financial Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31
	2019	2018
Statement of Comprehensive Loss Data

Revenue:
Net product sales	$47	$-
Collaboration agreement	218	274
Contract and other	-	69
Total revenue	265	343

Operating costs and expenses:
Cost of goods sold (1)	1,230	1,114
Research and development (1)	1,377	3,513
Selling, general and administrative (1)	9,976	3,985
Total operating costs and expenses	12,583	8,612
Loss from operations	(12,318)	(8,269)

Other (expense) income:
Interest expense	(376)	(643)
Interest income and other income (expense), net	627	136
Non-cash interest expense on liability related to sale of future royalties	(1,607)	(2,816)
Total other expense	(1,356)	(3,323)
Net loss	$(13,674)	$(11,592)

Basic and diluted net loss per common share	$(0.17)	$(0.23)
Shares used in computing basic and diluted net loss per common share	78,789	50,931

(1) Includes the following non-cash, stock-based compensation expense:

Cost of goods sold	$61	$87
Research and development	224	432
Selling, general and administrative	822	561
Total	$1,107	$1,080

	March 31, 2019	December 31, 2018
Selected Balance Sheet Data
Cash, cash equivalents and investments	$90,150	$105,715
Total assets	113,444	120,533
Total liabilities	121,335	116,280
Total stockholders' (deficit) equity	(7,891)	4,253

Reconciliation of Non-GAAP Financial Measures
(Operating Expenses less associated stock-based compensation expense)

	Three Months Ended
	March 31
	2019	2018

Operating expenses (GAAP):
Research and development	$1,377	$3,513
Selling, general and administrative	9,976	3,985
Total operating expenses	11,353	7,498
Less associated stock-based compensation expense	1,046	993
Operating expenses (non-GAAP)	$10,307	$6,505